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                                                                    Exhibit 12.1

         Statement of Computation of Ratio of Earnings to Fixed Charges
                                 (In Thousands)


                                                                                                               Nine months ended
                                                           Year ended December 31,                                September 30,
                                      -----------------------------------------------------------------     ------------------------
                                        1999          2000          2001          2002          2003          2003           2004
                                      ---------     ---------     ---------     ---------     ---------     ---------      ---------

Earning/(loss) before income taxes    $(117,206)    $(191,268)    $ (17,555)    $ (61,730)    $   3,901     $ (17,076)     $  94,853
Interest expense                          9,032        19,405        22,145        16,801        10,590         8,137          7,208
Original issue discount related to
 the Cisco SAILS transaction                 --            --         4,422         4,422         4,422         3,317          3,317
Interest portion of rental expense        2,786         3,300         4,066         4,276         4,995         3,722          4,004
                                      ---------     ---------     ---------     ---------     ---------     ---------      ---------
Earning/(loss) before income taxes
 and before fixed charges             $(105,388)    $(168,563)    $  13,078     $ (36,231)    $  23,908     $  (1,900)     $ 109,382

Interest expense                      $   9,032     $  19,405     $  22,145     $  16,801     $  10,590     $   8,137      $   7,208
Original issue discount related to
 the Cisco SAILS transaction                 --            --         4,422         4,422         4,422         3,317          3,317
Interest portion of rental
 expense(1)                               2,786         3,300         4,066         4,276         4,995         3,722          4,004
                                      ---------     ---------     ---------     ---------     ---------     ---------      ---------
Fixed Charges                         $  11,818     $  22,705     $  30,633     $  25,499     $  20,007     $  15,176      $  14,529
                                      =========     =========     =========     =========     =========     =========      =========

Ratio of earnings to fixed charges           --            --            --            --          1.2x            --           7.5x


For purposes of calculating the ratio of earnings to fixed charges, earnings consist of earnings/(loss) before income taxes and fixed charges. For purposes of calculating the ratio, fixed charges include interest, whether expensed or capitalized, and the interest component of rental expense. For the years ended December 31, 1999, 2000, 2001 and 2002 and for the nine months ended September 30, 2003, earnings were inadequate to cover fixed charges. The deficiency was $117,206, $191,268, $17,555, $61,730 and $17,076, respectively.



(1) The Company uses 25% of rental expense as an estimation of the interest factor on its rental expense.